EXHIBIT 4.4

EXECUTION COPY

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of this 2nd day of November, 2004, by and between Evolving Systems, Inc., a Delaware corporation (the “Maker”), and Advent International Corporation, a Delaware corporation, as collateral agent (in such capacity, “Collateral Agent”) for the holders of the Notes (defined below) from time to time (each individually a “Payee” and collectively, the “Payees”).

WHEREAS, the Maker has executed and delivered the following notes in favor of Payees:  (i) the Senior Secured Note dated of even date herewith in the original principal amount of $4,000,000 (as the same may be amended, restated, or modified from time to time, the “Initial Short Term Note”) and (ii) the Senior Secured Notes dated of even date herewith in the aggregate original principal amount of $11,950,000 (consisting of a non-escrow note in the original principal amount of $10,355,000 and an escrow note in the original principal amount of  $1,595,000) (as the same may be amended, restated, modified or replaced in substitution from time to time, the “Initial A Notes”);

WHEREAS, the Maker may execute and deliver in the future the following notes in favor of Payees:  (i) additional Senior Secured Notes to assignees of the holder of the Initial Short Term Note (as they may be amended, restated, modified or replaced in substitution from time to time, the “Additional Short Term Notes” and collectively with the Initial Short Term Note, the “Short Term Notes”); (ii) additional Senior Secured Notes to assignees of the holder of the Initial A Notes, including, without limitation, any additional payment in kind notes as of a later date in the same form (as they may be amended, restated, modified or replaced in substitution from time to time, the “Additional A Notes”  and collectively with the Initial A Notes, the “A Notes”); (iii) additional Senior Secured Notes in exchange for the A Notes in an aggregate original principal amount to be determined in accordance with the  A Notes (as they may be amended, restated, or modified from time to time, the “B-1 Notes”); and (iv) Senior Secured Convertible Notes in exchange for the A Notes in an aggregate original principal amount to be determined in accordance with the A Notes (as they may be amended, restated, or modified from time to time, the “Convertible Notes”, and together with the Short Term Notes, the A Notes and the B-1 Notes, each individually a “Note” and collectively the “Notes”); and

WHEREAS, to induce the Payees to incur the indebtedness under the Notes, the Maker wishes to grant a security interest in favor of the Collateral Agent for the benefit of the Payees as herein provided.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.       Definitions; Inconsistencies with Notes.

(a)   All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Notes.  If there is a conflict between the terms of this Security Agreement and those of the Notes, the terms of the Notes shall control.

(b)   The term “Aggregate Principal Indebtedness” means, as of any date of determination, the sum of the principal amounts outstanding under the Notes in effect at such time.

(c)   The term “Agreement” or “Security Agreement” means this Security Agreement, together with all Schedules and Exhibits hereto and all amendments, modifications or restatements as may from time to time be in effect with respect hereto.

(d)   The term “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

(e)   The term “Event of Default” means an “Event of Default” under (and as defined in) the Notes.

(f)    The term “Guaranty Agreement” means the Guaranty Agreement dated of event date herewith by the guarantors party thereto in favor of Collateral Agent for the benefit of the Payees, as it may be amended, restated or modified from time to time.

(g)   The term “Loan Documents” means the Notes, this Security Agreement, the Pledge Agreement and the Guaranty Agreement and any other documents, agreements and instruments entered into in connection therewith, all as amended, restated or modified from time to time; provided, however, that the term “Loan Documents” shall not include the Stock Purchase Agreement or the Series B Designation (each as defined in the Notes) or the Investor Rights Agreement (as defined in the Stock Purchase Agreement) or any other document, agreement or instrument entered into in connection with the documents referred to in this proviso, all as amended, restated or modified from time to time.

(h)   The term “Notice Date” means the date on which the Collateral Agent first receives instructions from the Requisite Payees to enforce rights under this Security Agreement.

(i)    The term “Obligations” means any and all of the indebtedness, obligations and liabilities of any kind and description arising in any way of the Maker to the Payees, individual or collective, joint or several, direct or indirect, absolute or contingent, secured or unsecured, due or to become due, contractual or tortuous, arising by operation of law or otherwise, now existing or hereafter arising under or in respect of any of the Loan Documents, whether incurred by the Maker as principal, surety, endorser, guarantor, accommodation party or otherwise, including without limitation any future advances, whether obligatory or voluntary under, or refinancings, renewals or extensions of or substitutions for, any existing or future debt, principal, interest and fees, late fees and reasonable out-of-pocket expenses (including, reasonable attorneys’ fees and costs), or that have been or may hereafter be contracted or incurred and any and all reasonable out-of-pocket costs, expenses and liabilities which may be made or incurred by any Payee or the Collateral Agent in any way in connection with any of the obligations of the Maker under the Loan Documents, and all interest, fees, costs and expenses that may be owing to Payees after the commencement of bankruptcy proceedings with respect to foregoing obligations of the Maker.

(j)    The term “Person” means any individual, partnership, corporation, trust, joint venture or unincorporated organization, including any government or agency or political subdivision thereof.

(k)   The term “Pledge Agreement” means the Pledge Agreement dated of even date herewith by Maker in favor of Collateral Agent for the benefit of the Payees, as it may be amended, restated or modified from time to time.

(l)    The term “Requisite Payees” means, on any given date of determination, Payees holding at least 50.1% of the Aggregate Principal Indebtedness.

(m)  The term “State” means the State of Delaware. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9.

(n)   The term “Statement of Event of Default” means a written statement delivered by the Requisite Payees to the Collateral Agent referring to any Note stating that an Event of Default has occurred thereunder.

(o)   The term “Termination Date” means the earlier of (i) indefeasible payment in full of the Obligations and (ii) the date that the aggregate outstanding balance of all of the Notes is equal to or less than ten percent (10%) of the original aggregate principal amount of all of the Notes at the time of issuance.

(p)   The term “TSE” means Telecom Software Enterprises, LLC, a Colorado limited liability company.

(q)   The term “ TSE Promissory Notes” means the promissory notes issued by TSE to Peter McGuire and Lisa Marie Maxson pursuant to the Acquisition Agreement dated October 15, 2004 by and among the Maker, Peter McGuire and Lisa Marie Maxson.

(r)    The term “TSE Securities” has the meaning given to such term in Section 2.

Section 2.       Grant of Security Interest.  The Maker hereby grants to the Collateral Agent, for the benefit of the Payees, to secure the due and punctual payment and performance in full in cash of all of the Obligations, a continuing security interest in and general lien upon, and pledges and assigns to the Collateral Agent, its right, title and interest in the following properties, assets and rights of the Maker, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof,  and all personal and fixture property of every kind and nature including without limitation all (all of the same being hereinafter called the “Collateral”):

(a)   goods (including without limitation inventory, equipment and any accessions thereto),

(b)   instruments (including without limitation promissory notes),

(c)   documents,

(d)   accounts (including without limitation health-care-insurance receivables),

(e)   chattel paper (whether tangible or electronic),

(f)    deposit accounts,

(g)   letter-of-credit rights (whether or not the letter of credit is evidenced by a writing),

(h)   commercial tort claims,

(i)    securities and all other investment property,

(j)    supporting obligations,

(k)   any other contract rights or rights to the payment of money,

(l)    insurance claims and proceeds, and

(m)  all general intangibles (including without limitation all payment intangibles).

The Collateral Agent acknowledges that the attachment of its security interest in any commercial tort claim as original collateral is subject to the Maker’s compliance with Section 4(g).  The security interests granted herein are granted as security only and shall not subject the Collateral Agent to, or in any way affect or modify, any obligation or liability of the Maker with respect to any of the Collateral or any transaction which gave rise thereto.

Notwithstanding the foregoing, “Collateral” shall not include any of the following: (a) investment property consisting of capital securities of TSE (the “TSE Securities”) for so long as any obligations remain outstanding under the TSE Promissory Notes, provided that the security interest in such TSE Securities shall automatically attach hereunder when and after all obligations under the TSE Promissory Notes have been paid in full; (b) any lease, license, contract right, property right or agreement to which the Maker is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Maker therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, other restriction or assignment shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) including, without limitation, any proceeds of such lease, license, contract, property rights or agreement; or (c) investment property consisting of capital securities of an issuer that is a Foreign Subsidiary (as defined below) of the Maker (other than a Foreign Subsidiary that (i) is treated as a partnership under the Code or (ii) is not treated as an entity that is separate from (A) Maker; (B) any Person that is treated as a partnership under the Code or (C) any “United States person” (as defined in Section 7701(a)(30) of the Code)), in excess of 65% of the total combined voting power of all capital securities of each such Foreign Subsidiary.  As used herein, “Foreign Subsidiary” means any Subsidiary of the Maker that is not organized under the laws of the United States or any state thereof.

In addition, upon the sale or other disposition of Collateral in accordance with and to be the extent permitted by the terms of the Loan Documents, the security interests granted herein with respect to such Collateral shall automatically terminate.

Section 3.       Authorization to File Financing Statements.

(a)   The Maker hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in the appropriate filing office in any applicable Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto as required by the Collateral Agent to establish or maintain the validity, perfection and priority of the security interests granted by this Security Agreement that (i) indicate the Collateral (A) as all assets of the Maker or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (B) as being of an equal or lesser scope or with greater detail, and (ii) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether the Maker is an organization, the type of organization and any organization identification number issued to the Maker and, (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.

(b)   The Maker agrees to furnish any such information to the Collateral Agent promptly upon the Collateral Agent’s reasonable request.

(c)   The Maker also ratifies its authorization for the Collateral Agent to have filed in any appropriate Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

Section 4.       Other Actions. Further to insure the attachment, perfection and first priority of, and the ability of the Collateral Agent to enforce the Collateral Agent’s security interest in the Collateral, unless the Collateral Agent otherwise consents in writing, the Maker agrees, in each case at the Maker’s expense, to take the following actions with respect to the following Collateral and without limitation on the Maker’s other obligations contained in this Security Agreement:

(a)   Promissory Notes and Tangible Chattel Paper. In the case of any promissory note or tangible chattel paper, or any group of related promissory notes or tangible chattel paper, which is included in the Collateral and has a fair market value in excess of $10,000, Maker will, at the request and option of the Collateral Agent, (i) promptly deliver to the Collateral Agent the originals of such promissory notes or tangible chattel paper the Maker shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify or (ii) mark such tangible chattel paper which is included within the Collateral with a legend indicating that such tangible chattel paper is subject to the security interest granted by this Security Agreement.

(b)   Deposit Accounts. For each deposit account that the Maker at any time opens or maintains, the Maker shall, at the Collateral Agent’s request and option, use its commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (a) cause the depositary bank to agree to comply, without further consent of the Maker, at any time with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, or (b) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the deposit account. The Collateral Agent agrees with the Maker that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from the Maker, unless an Event of Default has occurred and is continuing, or, if effect were given to any withdrawal prohibited by the Loan Documents, would occur.  The provisions of this paragraph shall not apply to (i) any deposit account for which the Maker, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among the Maker, the depositary bank and the Collateral Agent for the specific purpose set forth therein, and (ii) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Maker’s salaried employees.

(c)   Investment Property. If the Maker shall at any time hold or acquire any certificated securities (other than the TSE Securities), the Maker shall, at the request and option of the Collateral Agent, forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify. If any securities now or hereafter acquired by the Maker are uncertificated and are issued to the Maker or its nominee directly by the issuer thereof, the Maker shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, use its commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the

Collateral Agent, either (a) cause the issuer to agree to comply, without further consent of the Maker or such nominee, at any time with instructions from the Collateral Agent as to such securities, or (b) arrange for the Collateral Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Maker are held by the Maker or its nominee through a securities intermediary or commodity intermediary, the Maker shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, use its commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of the Maker or such nominee, at any time with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such investment property.  The Collateral Agent agrees with the Maker that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Maker, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights prohibited by the Loan Documents, would occur.  The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Collateral Agent is the securities intermediary.

(d)   Collateral in the Possession of a Bailee. If any Collateral is at any time in the possession of a bailee, the Maker shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and such bailee’s agreement to comply, without further consent of the Maker, at any time with instructions of the Collateral Agent as to such Collateral.  The Collateral Agent agrees with the Maker that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Maker with respect to the bailee.

(e)   Electronic Chattel Paper and Transferable Records. If the Maker at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in § 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Maker shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control, under § 9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, § 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Collateral Agent agrees with the Maker that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Maker to make alterations to the electronic chattel paper or transferable record permitted under UCC § 9-105 or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or § 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Maker with respect to such electronic chattel paper or transferable record.

(f)    Letter of Credit Rights. If the Maker is at any time a beneficiary under a letter of credit now or hereafter, the Maker shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, the Maker shall, use its commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be applied as specified in Section 16(g).

(g)   Commercial Tort Claims. If the Maker shall at any time hold or acquire a commercial tort claim where the damages are likely to exceed $100,000, the Maker shall immediately notify the Collateral Agent in a writing signed by the Maker of the particulars thereof and, at the request and option of the Collateral Agent, grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

(h)   Other Actions as to any and all Collateral. The Maker further agrees, upon the reasonable request of the Collateral Agent and at the Collateral Agent’s option, to take any and all other actions as the Collateral Agent may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in any and all of the Collateral, including, without limitation:

(i)            executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Maker’s signature thereon is required therefore;

(ii)           complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in such Collateral;

(iii)          use its commercially reasonable efforts in obtaining governmental and other third party waivers, consents and approvals in form and substance reasonably satisfactory to the Collateral Agent, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral;

(iv)          use its commercially reasonable efforts in obtaining waivers from mortgagees and landlords in form and substance reasonably satisfactory to the Collateral Agent and

(v)           to the extent commercially reasonable, taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Collateral Agent to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction, including any filings with Companies House with respect to capital securities of Foreign Subsidiaries.

Notwithstanding anything to the contrary herein, in no event shall Maker be required to cause the Collateral Agent’s name to be noted as secured party on any certificate of title for any vehicles subject to a certificate of title statute.

Section 5.       Relation to Other Security Documents.  The provisions of this Security Agreement shall be read and construed with the other security documents referred to below in the manner so indicated.

(a)   Stock Pledge Agreement.  Concurrently herewith the Maker is executing and delivering to the Collateral Agent stock pledge agreement(s) pursuant to which the Maker is pledging to the Collateral Agent all the shares of the capital stock of the Maker’s subsidiaries (subject to certain exceptions with respect to the TSE Securities and capital stock of Foreign Subsidiaries). Such pledge(s) shall be governed by the terms of such stock pledge agreement(s) and not by the terms of this Security Agreement.

(b)   Patent and Trademark Security Agreements.  Concurrently herewith the Maker is executing and delivering to the Collateral Agent the Patent Security Agreement and the Trademark Security Agreement for recording in the United States Patent and Trademark Office (the “Patent and Trademark Office”) pursuant to which the Maker is granting the Collateral Agent a security interest in certain Collateral consisting of United States and foreign patents and patent rights and trademarks, service marks and trademark and service mark rights, together with the goodwill appurtenant thereto.  The provisions of the Patent Security Agreement and the Trademark Security Agreement are supplemental to the provisions of this Security Agreement, and nothing contained in the Patent Security Agreement or the Trademark Security Agreement  shall derogate from any of the rights or remedies of the Collateral Agent hereunder. Neither the delivery of, nor anything contained in, the Patent Security Agreement or the Trademark Security Agreement shall be deemed to prevent or postpone the time of attachment or perfection of any security interest in such Collateral created hereby.

(c)   Copyright Security Agreement.  If the Maker registers any of its copyrights with the United States Copyright Office, then the Maker will promptly notify the Collateral Agent of such registration and, at the request and option of Collateral Agent, execute and deliver to the Collateral Agent for recording in the United States Copyright Office (the “Copyright Office”) a Copyright Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which Maker grants to the Collateral Agent a security interest in certain Collateral consisting of  United States or foreign copyrights and copyrightable works.  The provisions of any such Copyright Security Agreement shall be supplemental to the provisions of this Security Agreement, and nothing contained in the Copyright Security Agreement shall derogate from any of the rights or remedies of the Collateral Agent hereunder. Neither the delivery of, nor anything contained in, the Copyright Security Agreement shall be deemed to prevent or postpone the time of attachment or perfection of any security interest in such Collateral created hereby.

Section 6.       Representations and Warranties.

(a)   Representations and Warranties Concerning Maker’s Legal Status.  The Maker represents and warrants to the Collateral Agent as follows:

(i)            the Maker’s exact legal name is that indicated in Schedule 1 and on the signature page hereof;

(ii)           the Maker is an organization of the type, and is organized in the jurisdiction, set forth in Schedule 1 hereto;

(iii)          Schedule 1 accurately sets forth the Maker’s organizational identification number or accurately states that the Maker has none;

(iv)          Schedule 1 accurately sets forth the Maker’s place of business or, if more than one, its chief executive office, as well as the Maker’s mailing address, if different; and

(v)           Schedule 1 sets forth the locations (including the addresses) where all of the Collateral and the books and records related thereto are located (including locations owned or leased by third parties).

(b)   Representations and Warranties Concerning Collateral, Etc.  The Maker further represents and warrants to the Collateral Agent as follows:

(i)            the Maker is the owner of, or has other rights in or power to transfer, the Collateral, free from any right or claim of any person or any adverse lien, security interest or other encumbrance, except for the security interest created by this Security Agreement, and other liens and security interests permitted by the Notes and the other Loan Documents;

(ii)           none of the Collateral constitutes, or is the proceeds of, “farm products” as defined in § 9-102(a)(34) of the Uniform Commercial Code of the State;

(iii)          none of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral;

(iv)          the Maker holds no commercial tort claim except as indicated in Schedule 1;

(v)           the Maker has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, in each case except to the extent noncompliance would not reasonably be expected to have a Material Adverse Effect on the Collateral or the Collateral Agent’s ability to realize thereon;

(vi)          this Security Agreement creates a valid and enforceable security interest in the Collateral securing the payment of the Obligations, and upon the filing of financing statements in the jurisdictions set forth in Schedule 2 to this Security Agreement, such security interest will be a perfected first priority security interest to the extent perfection may be achieved by the filing of financing statements, subject to liens permitted by the Notes and the other Loan Documents; and

(vii)         other than the filing of financing statements and the filing of appropriate documents with the United States Patent and Trademark Office or Copyright Office, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the grant by the Maker of the security interest granted hereby or for the execution, delivery or performance of this Security Agreement by the Maker, or (ii) for the perfection of or the exercise by the Collateral Agent of its rights and remedies hereunder (except, in the case of investment property, as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

Section 7.       Covenants.

(a)   Concerning Maker’s Legal Status. Except as permitted or provided otherwise in the Notes and the other Loan Documents, the Maker covenants and agrees with the Collateral Agent as follows:

(i)            without providing at least 20 days prior written notice to the Collateral Agent, the Maker will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one;

(ii)           if the Maker does not have an organizational identification number and later obtains one, the Maker will forthwith notify the Collateral Agent of such organizational identification number, and

(iii)          the Maker will not change its type of organization, jurisdiction of organization or other legal structure.

(b)   Covenants Concerning Collateral, Etc. Except as permitted or provided otherwise in the Notes and the other Loan Documents, the Maker further covenants and agrees with the Collateral Agent as follows:

(i)            the Collateral, to the extent not delivered to the Collateral Agent pursuant to Section 4, will be kept at those locations listed on Schedule 1 and the Maker will not remove the Collateral from such locations, without providing at least 20 days prior written notice to the Collateral Agent;

(ii)           except for the security interest herein granted and other liens and security interests permitted by the Notes and the other Loan Documents, the Maker shall be the owner of, or have other rights in, the Collateral free from any right or claim of any other person or any lien, security interest or other encumbrance, and the Maker shall, at its own expense, defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Collateral Agent;

(iii)          except as permitted under the Notes and the other Loan Documents, the Maker shall not pledge, mortgage or create, or suffer to exist any Lien (as defined in the Notes) on the Collateral, and the Maker shall not permit any of the Collateral to be levied upon under any legal process;

(iv)          the Maker shall not permit any Collateral to become an accession to any property as to which the Collateral Agent does not have a first priority security interest;

(v)           the Maker shall not file or authorize or permit to be filed in any jurisdiction any financing statement relating to any of the Collateral naming any secured party other than the Collateral Agent;

(vi)          the Maker will, at its own expense, keep the Collateral in good order and repair (ordinary wear and tear excepted) and the Maker will not use any Collateral in material violation of law or any policy of insurance thereon and will not permit anything to be done that may materially impair the value of any Collateral or the security intended to be afforded thereby;

(vii)         the Maker will permit the Collateral Agent, or its designee, to inspect the Collateral at any reasonable time, wherever located, provided that, so long as no Event of Default has occurred and is continuing, the foregoing shall be permitted only to the extent permitted under the Notes;

(viii)        the Maker will, at its own expense, continue to operate its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, in each case except to the extent noncompliance would not reasonably be expected to have a Material Adverse Effect on the Collateral or the Collateral Agent’s ability to realize thereon; and

(ix)           the Maker will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for sales or other dispositions permitted under the Notes or the other Loan Documents.

Section 8.       Insurance.

(a)   Maintenance of Insurance. The Maker will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. The Maker will (i) maintain all such workers’ compensation or similar insurance as may be required by law and (ii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of the Maker; business interruption insurance; and product liability insurance.

(b)   Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with an interest having priority in the property covered thereby, (i) so long as no Event of Default has occurred and is continuing and to the extent the amount of such proceeds is less than $500,000, be disbursed to the Maker for direct application by the Maker solely to the repair or replacement of the Maker’s property so damaged or destroyed, (ii) so long as no Event of Default has occurred and is continuing and to the extent that the amount of such proceeds equals or exceeds $500,000, be disbursed to the Maker, at Maker’s election, for direct application by the Maker solely to the repair or replacement of the Maker’s property so damaged or destroyed within 180 days following the date of such disbursement (and if Maker does not so elect or such repair or restoration has not commenced within such 180 day period, then such proceeds shall be held by the Collateral Agent as cash collateral for the Obligations) and (iii) in all other circumstances (including if an Event of Default has occurred and is continuing ), be held by the Collateral Agent as cash collateral for the Obligations. The Collateral Agent may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Collateral Agent may reasonably prescribe, for direct application by the Maker solely to the repair or replacement of the Maker’s property so damaged or destroyed, or the Collateral Agent may apply all or any part of such proceeds to the Obligations.

(c)   Continuation of Insurance. All policies of insurance shall provide for at least 30 days prior written cancellation notice to the Collateral Agent. In the event of failure by the Maker to provide and maintain insurance as herein provided, the Collateral Agent may, at its option, provide such insurance and charge the amount thereof to the Maker. The Maker shall furnish the Collateral Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

Section 9.       Collateral Protection Expenses; Preservation of Collateral.

(a)   Expenses Incurred by Collateral Agent. In the Collateral Agent’s discretion, if the Maker fails to do so, the Collateral Agent may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, make repairs thereto and pay any necessary filing fees or insurance premiums. The Maker agrees to reimburse the Collateral Agent upon written demand for all expenditures so made; provided that the Collateral Agent shall provide to the Maker a written statement as to the amount due, which shall set forth in reasonable detail the calculations upon which the Collateral Agent determined such amount. The Collateral Agent shall have no obligation to the Maker to make any such expenditures, nor shall the making thereof be construed as a waiver or cure any Event of Default.

(b)   Collateral Agent’s Obligations and Duties. Anything herein to the contrary notwithstanding, the Maker shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Maker thereunder. The Collateral Agent shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent of any payment relating to any of the Collateral, nor shall the Collateral Agent be obligated in any manner to perform any of the obligations of the Maker under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Collateral Agent in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Collateral Agent or to which the Collateral Agent may be entitled at any time or times. Other than as required under § 9-207 of the Uniform Commercial Code of the State, the Collateral Agent’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, shall be to deal with such Collateral in the same manner as the Collateral Agent deals with similar property for its own account.

Section 10.     Securities and Deposits. The Collateral Agent may at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, the Collateral Agent may following and during the continuance of an Event of Default demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral.  Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Collateral Agent to the Maker may at any time during the continuance of any Event of Default be applied to or set off against any of the Obligations.  The Collateral Agent agrees to promptly notify Maker after any such application or set off; provided, however, that failure to give such notice shall not affect the validity of such application or set off.

Section 11.     Notification to Account Debtors and Other Persons Obligated on Collateral.  If an Event of Default shall have occurred and be continuing, the Maker shall, at the request and option of the Collateral Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Collateral Agent in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Collateral Agent or to any financial institution designated by the Collateral Agent as the Collateral Agent’s agent therefor, and the Collateral Agent may itself, if an Event of Default shall have occurred and be continuing, without prior notice to or demand upon the Maker, so notify account debtors and other persons obligated on Collateral.  The Collateral Agent agrees to promptly notify Maker after any such notification; provided, however, that failure to give such notice shall not affect the validity of such notification.  After the making of such a request or the giving of any such notification, the Maker shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Maker as trustee for the Collateral Agent without commingling the same with other funds of the Maker and shall turn the same over to the Collateral Agent in the identical form received, together with any necessary endorsements or assignments. The Collateral Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Collateral Agent to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

Section 12.     Power of Attorney.

(a)   Appointment and Powers of Collateral Agent. The Maker hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Maker or in the Collateral Agent’s own name, for the purpose of carrying out the terms of this Security Agreement, to do the following:

(i)            upon the occurrence and during the continuance of an Event of Default to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Maker, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State and as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Maker’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary or useful to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein, in order to effect the intent of this Security Agreement, all no less fully and effectively as the Maker might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Maker, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Collateral Agent so elects, with a view to causing the liquidation of assets of the issuer of any such securities and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(ii)           to the extent that the Maker’s authorization given in Section 3 is not sufficient, to file such financing statements with respect hereto, with or without the Maker’s signature, or a photocopy of this Security Agreement in substitution for a financing statement, as the Collateral Agent may deem appropriate and to execute in the Maker’s name such financing statements and amendments thereto and continuation statements which may require the Maker’s signature.

(b)   Ratification by Maker. To the extent permitted by law, the Maker hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

(c)   No Duty on Collateral Agent. The powers conferred on the Collateral Agent hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Collateral Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and the Maker agrees to hold harmless and indemnify Collateral Agent and its officers, directors, employees or agents from and against any and all claims, losses and liabilities arising out of or resulting from the Agreement (including without limitation enforcement of this Security Agreement) or Collateral Agent’s interest in the Collateral, except for claims, losses or liabilities arising or resulting from the Collateral Agent’s own gross negligence or willful misconduct.

Section 13.     Rights and Remedies.

(a)   Exercise of Rights and Remedies.  If an Event of Default shall have occurred and be continuing, the Collateral Agent, without any other notice to or demand upon the Maker (except the notice specified below of time and place of any public or private sale), shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Collateral Agent may, so far as the Maker can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Collateral Agent may in its discretion require the Maker to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Maker’s principal office(s) or at such other locations as the Collateral Agent may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent shall give to the Maker at least ten (10) Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Maker hereby acknowledges that ten (10) Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, to the extent permitted by applicable law, the Maker waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Collateral Agent’s rights and remedies hereunder, including, without limitation, its right during the continuance of an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

(b)   Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, the Maker acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (solely as a result of any one or more of the following):

(i)            to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition;

(ii)           to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of;

(iii)          to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral;

(iv)          to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists;

(v)           to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature;

(vi)          to contact other persons, whether or not in the same business as the Maker, for expressions of interest in acquiring all or any portion of the Collateral;

(vii)         to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature;

(viii)        to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets;

(ix)           to dispose of assets in wholesale rather than retail markets;

(x)            to disclaim disposition warranties;

(xi)           to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral; or

(xii)          to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral.

The Maker acknowledges that the purpose of this Section 13(b) is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would not be commercially unreasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 13(b).  Without limitation upon the foregoing, nothing contained in this Section 13(b) shall be construed to grant any rights to the Maker or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 13(b).

Section 14.     Appointment and Authorization of Collateral Agent.

(a)   Grant of Authority.  Each Payee hereby designates and appoints Advent International Corporation, a Delaware corporation, to act as the Collateral Agent for such Payee under this Security Agreement, and each Payee hereby authorizes the Collateral Agent, as Collateral Agent acting on behalf of and for the benefit of such Payee, to execute and enter into this Security Agreement and to take such action under the provisions of this Security Agreement and all other instruments relating thereto and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.

(b)   Limited Agency.  Notwithstanding any provision to the contrary set forth elsewhere in this Security Agreement, the Collateral Agent shall not have any duties or responsibilities in its capacity as Collateral Agent except those expressly set forth herein or therein, or any fiduciary relationship with any Payee, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Security Agreement or otherwise exist against the Collateral Agent.

Section 15.     Collateral Agency Provisions.

(a)   Delegation of Duties.  The Collateral Agent may exercise its powers and execute any of its duties under this Security Agreement by or through employees, agents or attorneys-in-fact and shall be entitled to take and to rely on advice of counsel concerning all matters pertaining to such powers and duties.  The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The Collateral Agent may utilize the services of such Persons as the Collateral Agent in its sole discretion may determine (acting reasonably) are necessary in connection with the exercise of the Collateral Agent’s powers and execution of its duties under this Security Agreement, and all reasonable out-of-pocket fees and expenses of such Persons shall be borne by the Maker pursuant to the terms of the Notes and this Security Agreement.  The only duties and obligations which the Collateral Agent shall have are those set forth in this Security Agreement.

(b)   Exculpatory Provisions.  The Collateral Agent and each of its officers, directors, employees, agents, attorneys-in-fact and affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Security Agreement (except for its personal liability for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Payees for any recitals, statements, representations or warranties made by Maker or any officer thereof contained in this Security Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by, the Collateral Agent under or in connection with this Security Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Security Agreement or for any failure of the Maker to perform its obligations thereunder.  The Collateral Agent shall not be under any obligation to the Payee to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Security Agreement.

(c)   Reliance by Collateral Agent.  The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Maker), independent accountants and other experts selected by the Collateral Agent with reasonable care.  The Collateral Agent shall be fully justified in failing or refusing to take action under this Security Agreement unless it shall first receive such advice or concurrence of the Requisite Payees as is contemplated by Section 16 hereof and it shall first be indemnified to its reasonable satisfaction by the Payees against any and all liability and expense which may be incurred by it by reason of taking, continuing to take or refraining from taking any such action.  The Collateral Agent, in all cases, shall be fully protected in acting, or in refraining from acting, under this Security Agreement in accordance with the provisions of Section 16 hereof and any action taken or failure to act pursuant thereto shall be binding upon all the Payees.

(d)   Notice of Event of Default.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless it has received from a Payee a Statement of Event of Default.  The Collateral Agent may rely on a Statement of Event of Default without further inquiry.  When the Collateral Agent receives a Statement of Event of Default, the Collateral Agent promptly (but in any event within three Business Days of receipt of such notice) shall give notice thereof to the Payees and shall schedule a meeting of all Payees to be held within five Business Days of the sending of such notice at a mutually convenient time and place.  At such meeting the Payees shall consult with one another in an attempt to determine a mutually acceptable course of conduct regarding the Maker and the collection of the outstanding Obligations.  The Collateral Agent shall take such action with respect to such Event of Default as shall be directed by the Requisite Payees in accordance with Section 16 hereof, provided that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action under Section 16(b) hereof with respect to such Event of Default as it shall deem advisable in the best interests of the Payees.

(e)   Non-Reliance on Collateral Agent and Other Payees.  Each Payee expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to such Payee and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Maker, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Payee.  Each Payee represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or any other Payee, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit-worthiness of the Makers and made its own decision to incur its indebtedness under the Notes.  Each Payee also represents that it will, independently and without reliance upon the Collateral Agent or any other Payee, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking (or directing the Collateral Agent to take or not take) action under this Security Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Maker.  Except for notices, reports and other documents expressly required to be furnished to the Payees by the Collateral Agent hereunder, the Collateral Agent shall not have any duty or responsibility to provide the Payees with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Maker which may come into the possession of the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

(f)    Indemnification.  The Payees agree to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Maker and without limiting the obligation of the Maker to do so), ratably according to their respective share of the Aggregate Principal Indebtedness from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of actions or omissions of the Collateral Agent specifically required or permitted by this Security Agreement or by written instructions of the Requisite Payees delivered pursuant thereto, provided that no Payee shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent’s gross negligence or willful misconduct.  The agreements in this subsection shall survive the payment of the Obligations.

(g)   Successor Collateral Agent.  The Collateral Agent may resign as Collateral Agent hereunder upon 90 days’ notice to the Payees and the Maker and may be removed at any time, with or without cause, by the Requisite Payees upon 90 days’ notice to the Payees, the Maker and the Collateral Agent.  If at any time the Collateral Agent shall resign or be removed as Collateral Agent under this Security Agreement, then the Requisite Payees shall appoint a successor agent for the Payees, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent(any successor agent, a “Successor Collateral Agent”); provided that, so long as no Event of Default has occurred and is continuing, the consent of the Maker shall be required prior to the appointment of any such Successor Collateral Agent, which consent shall not be unreasonably withheld or delayed.  If the appointment of such successor shall not have become effective (as hereafter provided) within such ninety-day period after the Collateral Agent’s resignation or upon removal of the Collateral Agent, then (i) the Collateral Agent may assign the security interests granted pursuant to the Security Agreement and its duties hereunder and under the Security Agreement to the Payees, as their interests may appear, and in such case all references herein to “Collateral Agent” shall be deemed to refer to “Requisite Payees” and (ii) the Payees may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent and such court shall, after such notice as it may deem proper, appoint a successor Collateral Agent meeting the qualifications specified in this Section 15(g).  The Payees hereby consent to such petition and appointment so long as such criteria are met.  The term “Collateral Agent” shall mean the successor agent effective upon its appointment and upon its acceptance of such appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Security Agreement, and the Successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent.  The resigning or removed Collateral Agent agrees that it shall take all actions and execute all documents which may be reasonably required by the Payees and the Successor Collateral Agent to give effect to its replacement as the Collateral Agent hereunder and shall be fully indemnified under the terms of this Security Agreement in so doing.  After the Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Security Agreement.

Section 16.     Actions by Collateral Agent.

(a)   Requesting Instructions.  The Collateral Agent may at any time request directions from the Payees as to any course of action or other matter relating to the performance of its duties under this Security Agreement, and the Payees shall promptly comply with such request.  Directions given to the Collateral Agent by the Requisite Payees shall be binding on each of the Payees. The Collateral Agent, in taking action pursuant to this Section 16, shall be entitled to rely on instructions given by the Requisite Payees.

(b)   Emergency Actions.  If the Collateral Agent has asked the Payees for instructions with regard to an Event of Default and if the Payees have not yet responded to such request, the Collateral Agent shall be authorized to take such actions with regard to such Event of Default which the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Payees and to maximize both the value of the Collateral and the present value of the recovery by each of the Payees on the Obligations; provided, however, that once instructions have been received from the Requisite Payees which comply with Section 16(f) hereof, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary thereto.

(c)   Release of Collateral.  The Collateral Agent shall not release any Collateral without the written consent of all the Payees, except releases of Collateral as expressly permitted by any of the Loan Documents.

(d)   Expenses.  The Maker shall pay all reasonable out-of-pocket costs and expenses of the Collateral Agent and the Payees incurred in connection with any release of Collateral, including but not limited to all costs and expenses relating to financing statement filings and terminations and document review and preparation, including but not limited to reasonable fees and expenses of counsel for the Collateral Agent relating to any of the foregoing.

(e)   Administrative Actions.  The Collateral Agent shall have the right to take such actions, or omit to take such actions, hereunder and under this Security Agreement not inconsistent with the instructions of the Requisite Payees, or the terms hereof, including without limitation actions the Collateral Agent deems necessary or appropriate to perfect or continue the perfection of the liens on the Collateral for the benefit of the Payees or to protect or insure the Collateral.  Except as provided above in Section 9(b) and as otherwise provided pursuant to applicable law, the Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of rights pertaining to the Collateral beyond the safe custody of any Collateral in the Collateral Agent’s possession.

(f)    Exercise of Remedies.  Except as otherwise provided in Section 16(b), the Collateral Agent shall only be authorized to take such actions under this Security Agreement and to enforce or prepare to enforce the remedies available under this Security Agreement as are approved in a written notice by the Requisite Payees; provided, however, that no notice to release Collateral (except Collateral which is permitted to be sold or otherwise disposed of pursuant to the terms hereof and the Notes) shall be effective unless signed by all of the Payees.  In furtherance of the foregoing, the Collateral Agent agrees to make such demands and give such notices under this Security Agreement as may be reasonably requested by, and to take such action to enforce this Security Agreement and to foreclose upon, collect and dispose of the Collateral or any portion thereof as may be directed by the Requisite Payees; provided, however, that (i) the Collateral Agent shall not be required to take any action that is in its opinion contrary to law or the terms of the Notes and this Security Agreement and (ii) the Collateral Agent shall not be required to take any action unless, upon its request, it is indemnified in accordance with the provisions of Section 15(f) hereof.

(g)   Application of Proceeds.  All amounts owing with respect to the Obligations shall be secured pro rata by the Collateral without distinction as to whether some Obligations are then due and payable and other Obligations are not then due and payable.  Upon any realization upon the Collateral by the Collateral Agent, the Payees agree that the proceeds thereof shall be applied:

(i)            first, to the payment of reasonable out-of-pocket expenses incurred by the Collateral Agent with respect to maintenance and protection of the Collateral and of reasonable out-of-pocket expenses incurred with respect to the sale of or realization upon any of the Collateral or the perfection, enforcement or protection of the rights of the Payees (including reasonable attorneys’ fees and expenses;

(ii)           second, to all amounts of interest, expenses and fees constituting a part of the Obligations according to the aggregate amounts thereof owing to each Payee on the Notice Date in the same priority of the mandatory prepayments of the Notes;

(iii)          third, to all amounts of principal constituting a part of the Obligations according to the aggregate amounts thereof owing to each Payee on the Notice Date in the same priority of the mandatory prepayments of the Notes;

(iv)          fourth, to other amounts then due to the Payee under the Notes (including but not limited to all fees, expenses and premiums) in the same priority of the mandatory prepayments of the Notes; and

(v)           fifth, the balance, if any, shall be returned to the Maker or such other Persons as are entitled thereto.

(h)   Notes.

(i)            Except as expressly provided in Section 16(g) with respect to the application of proceeds of Collateral, nothing in this Security Agreement shall limit or otherwise impair the ability of any Payee (i) to proceed to enforce the payment of all or any sums due such Payee under the Notes against the Maker, whether by acceleration or otherwise, or to enforce any other legal or equitable right against the Maker thereunder or (ii) to obtain payment (in whole or in part) from the Maker or any other source for any amount owing under the Notes, whether or not an Event of Default shall have occurred and be continuing, subject in each case to the terms and conditions thereof.  Without limiting the generality of the foregoing, no Payee shall be required to share any payment received from the Maker or any other source on account of the Obligations with any other Payee, whether or not an Event of Default shall have occurred and be continuing, except as expressly provided in Section 16(g) and in the Notes.

(ii)           Nothing in this Security Agreement shall limit the right of any Payee to amend, supplement or otherwise modify the terms and conditions of the Notes in any manner (including without limitation any such amendment, supplement or modification that would increase any amounts owing by the Maker thereunder), subject in each case to the terms of the Notes.

(i)    Retention and Investment of Proceeds.

(i)            Proceeds which, due to their nature, due to a restraining order or otherwise are not permitted to be applied as set forth above, or due to the Collateral Agent determining it to be impractical to divide and apply such proceeds to the payment of the Obligations, shall be held by the Collateral Agent or, as the case may be, the Payee receiving such proceeds as agent for the Payees until such proceeds (A) are converted into cash, (B) are permitted to be applied or (C) become practical to divide at which time such proceeds shall be applied in accordance with the terms of this Security Agreement.

(ii)           Pending disbursement of any amounts held by the Collateral Agent pursuant to this Security Agreement, the Collateral Agent shall (to the extent the Collateral Agent deems practical) invest such amounts in Cash Equivalents (as defined in the Notes).

Section 17.     Other Collateral; Duty to Notify; Cooperation; Marshalling.

(a)   Additional Collateral.  The Payees agree that all of the provisions of this Security Agreement shall apply to any and all properties, assets and rights of the Maker in which the Collateral Agent, at any time, acquires a security interest or lien pursuant to this Security Agreement.

(b)   Notification of Event of Default.  Upon the occurrence of any Event of Default, each Payee with knowledge thereof shall promptly notify the Collateral Agent thereof, such notice to be given in accordance with Section 15(d) and Section 26 hereof.

(c)   Cooperation; Accountings.  To the extent that the exercise of the rights, powers and remedies of the Collateral Agent in accordance with this Security Agreement requires that any action be taken by any Payee, such Payee shall take such action and cooperate with the Collateral Agent to ensure that the rights, powers and remedies of all Payees are exercised in full.  Each of the Payees will, upon the reasonable request of another Payee, from time to time execute and deliver or cause to be executed and delivered such further instruments and do and cause to be done such further acts as may be necessary or proper to carry out more effectively the provisions of this Security Agreement.

(d)   No Other Collateral.  No Payee shall take any security interest in the personal property or liens upon the real property of any Maker other than security interests and liens which are governed by the terms of this Security Agreement or the Pledge Agreement and held in the name of the Collateral Agent for the benefit of all Payees.

(e)   Purchase of Collateral.  Any Payee may purchase all or any part of the Collateral at any public or private sale of such Collateral and may make payment on account thereof by using any claim then due and payable to such Payee from the Persons which granted a security interest in such Collateral as a credit against the purchase price to the extent, but only to the extent approved by the Requisite Payees.  Such Payee shall comply with Article 9 of the UCC of the relevant jurisdiction as a secured party, notwithstanding that the Collateral Agent holds the security interest pursuant to this Security Agreement.  Each of the Payees shall cooperate with each other Payee in order to obtain the maximum sale price reasonably possible upon any foreclosure or other sale of all or any part of the Collateral.  Notwithstanding the foregoing, all sales, transfers and other dispositions of any Collateral shall be accomplished in a commercially reasonable manner.

Section 18.     No Waiver by Collateral Agent, etc.  The Collateral Agent shall not be deemed to have waived any of its rights and remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by the Collateral Agent. No delay or omission on the part of the Collateral Agent in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the Collateral Agent with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Collateral Agent deems expedient.

Section 19.     Suretyship Waivers by Maker.  The Maker waives demand, notice of demand, notice of protest, notice of acceptance of this Security Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description (other than notices expressly required by the terms of this Security Agreement or the other Loan Documents).  With respect to both the Obligations and the Collateral, the Maker assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Collateral Agent may deem advisable. Except as set forth in Section 9(b) and as otherwise provided pursuant to applicable law, the Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 9(b).  To the extent permitted by applicable law, the Maker further waives any and all other suretyship defenses.

Section 20.     Marshalling. The Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, the Maker hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights and remedies under this Security Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Maker hereby irrevocably waives the benefits of all such laws.

Section 21.     Proceeds of Dispositions; Expenses. The Maker shall pay to the Collateral Agent upon written demand therefor any and all reasonable out-of-pocket expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Collateral Agent in protecting, preserving or enforcing the Collateral Agent’s rights and remedies under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in accordance with Section 16(g), proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 9- 608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the Maker. In the absence of final payment and satisfaction in full of all of the Obligations, the Maker shall remain liable for any deficiency.

Section 22.     Overdue Amounts.  Until paid in full in cash, all amounts due and payable by the Maker hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the highest rate of interest for overdue principal set forth in any Note.

Section 23.     Governing Law.  THIS SECURITY AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ANY CONFLICT OF LAWS PRINCIPLES.

Section 24.     Consent to Jurisdiction and Service of Process.  Maker irrevocably appoints each and every owner, partner and/or officer of Maker as its attorney upon whom may be served, by regular or certified mail at the address set forth in the Notes, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Security Agreement.  Maker hereby consents that any action or proceeding against it may be commenced and maintained in any court within the State of Delaware or in the United States District Court for the District of Delaware by service of process on any such owner, partner and/or officer.  Maker further agrees that such courts of the State of Delaware and the United States District Court for the District of Delaware shall have jurisdiction with respect to the subject matter hereof and the person of Maker and all Collateral.

Section 25.     Judicial Proceeding; Waivers.  EACH OF MAKER AND COLLATERAL AGENT AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, ON OR WITH RESPECT TO THIS SECURITY AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE COLLATERAL OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY.  EACH OF MAKER AND COLLATERAL AGENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  FURTHER, EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  MAKER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS SECURITY AGREEMENT AND THAT THE PAYEE WOULD NOT EXTEND CREDIT IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS SECURITY AGREEMENT.

Section 26.     Notice.  All notices required to be given to the Collateral Agent, the Maker or the Payees shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, delivered to such party (i) in the case of the Maker or the Payees, as set forth in the notice section of each Note and (ii) in the case of the Collateral Agent, c/o Advent International plc, 123 Buckingham Palace Road, London SW1W 9SL United Kingdom.  Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such addresses shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

Section 27.     Counterparts.  This Security Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute on and the same agreement.

Section 28.     Successors and Assigns.  This Security Agreement shall be binding upon and shall inure to the benefit of the successors or assigns of the Maker and the Collateral Agent and shall constitute a continuing agreement, applying to all future as well as existing transactions between the Maker and the Collateral Agent, or their successors and assigns.

Section 29.     Miscellaneous. The headings of each section of this Security Agreement are for convenience only and shall not define or limit the provisions thereof. This Security Agreement and all rights and obligations hereunder shall be binding upon the Maker and its successors and assigns, and shall inure to the benefit of the Collateral Agent and its successors and assigns. If any term of this Security Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Security Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. The Maker acknowledges receipt of a copy of this Security Agreement.

Section 30.             Termination of Security Agreement.  This Security Agreement and the security interest created hereby shall terminate upon the Termination Date and all rights to the Collateral shall revert to the  Maker.  Upon such termination, the Collateral Agent shall at the Maker’s expense (a)deliver to the Maker all Collateral in the Collateral Agent’s possession or control and all instruments of assignment executed in connection therewith, free and clear of the liens hereof and (b) take such other actions and execute and deliver such other documents and instruments, as may be reasonably requested by the Maker, in order to evidence the termination of this Security Agreement and to release any lien or security interest in any Collateral securing the Obligations.

[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound, the Maker has caused this Security Agreement to be duly executed as of the date first above written.

MAKER:

EVOLVING SYSTEMS, INC.

		By:	/s/ STEPHEN K. GARTSIDE, JR.
Name: Stephen K. Gartside, Jr.
Title: President and Chief Executive Officer

Acknowledged and Agreed:

COLLATERAL AGENT:

Advent International Corporation

By:	/s/ JANET L. HENNESSEY
Name:: Janet L. Hennessey
Title: Vice President

for the purposes of Section 14 through Section 17:
PAYEES:

Tertio Telecoms Group Ltd.

By:	/s/ NIGEL CLIFFORD
Name: Nigel Clifford
Title: Director

By:	/s/ JAMES BROCKLEBANK
Name: James Brocklebank
Title: Director